Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki Investor Relations Boykin Lodging Company (216) 430-1333 InvestorRelations@boykinlodging.com

Boykin Lodging Announces First Quarter Financial Results

Cleveland, Ohio, May 9, 2005 — Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the first quarter ended March 31, 2005.

Financial Highlights:

Revenue per available room (RevPAR) for the first quarter for hotels currently owned and operating increased 8.9% to $67.25 from last year’s $61.78. The increase was primarily driven by a 5.9% increase in average daily room rate to $106.64. Occupancy increased 1.8 points to 63.1%.

The Company’s net income attributable to common shareholders for the first quarter of 2005 totaled $14.7 million, or $0.83 per fully-diluted share, compared with the same period last year when the Company experienced a net loss of $4.5 million, or $0.26 per share.

Funds from operations attributable to common shareholders (FFO) for the first quarter totaled $4.2 million, or $0.24 per fully-diluted share, exceeding the Company’s guidance. First quarter 2004 FFO of $(0.10) per share was impacted by a $4.3 million impairment charge, or $0.21 per share net of minority interest, taken during the first quarter of 2004. The remainder of the increase in 2005 was attributable to improved hotel operations and insurance recoveries.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $10.1 million, up from last year’s first quarter EBITDA of $3.7 million, primarily due to the increase in contribution from hotel operations. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP.

Details of First Quarter Results:

Total revenues from continuing operations for the quarter ended March 31, 2005, were $55.7 million, compared with revenues of $54.6 million for the same period last year. Hotel revenues for the three months ended March 31, 2005 were $55.2 million, an 8.1% increase from $51.1 million in hotel revenues for the same period in 2004. Included in first quarter other hotel revenues is $4.1 million related to business interruption insurance recoveries for a property which had rooms out of service as a result of a remediation project during 2003 and the first half of 2004 as well as the two closed Melbourne properties. For comparative purposes, 2004 hotel revenues include approximately $3.2 million related to the two Melbourne properties, which were open during that period. Offsetting the increases in hotel revenue is the decrease in condominium development and unit sales due to the completion of the White Sand Villas project in 2004.

For the comparable properties, consisting of the 18 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure at May 9, 2005, excluding hotels closed due to hurricane damage, RevPAR increased 8.9% to $66.93 in 2005 from $61.45 in 2004. The primary contributor to this was a 6.5% increase in average daily room rate to $106.83 from $100.32. Occupancy also increased 1.4 points to 62.7% from 61.3%.

Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure for the first quarter were 29.9%, an increase from the 24.3% hotel operating profit margin for the first quarter of 2004. A portion of the increased margin is the result of the recognition of the business interruption insurance recoveries during the first quarter of 2005 within hotel revenues. Excluding the business interruption amounts from 2005 and the two Melbourne properties from the 2004 results, hotel operating profit margins for the portfolio showed an increase to 25.3% from 22.9% in 2004.

As previously announced, during the first quarter, the unconsolidated joint venture between the Company and AEW Partners III, L.P., sold Hotel 71 in Chicago, Illinois. The Company’s share of the gain on the sale approximated $10.1 million, net of minority interest, and is reflected as equity in income of unconsolidated joint ventures within the financial statements.

During the first quarter of 2005, the Company received approximately $7.1 million of property casualty insurance recoveries in excess of the net book value of assets disposed related to properties which were damaged by hurricanes or were involved in water remediation activity. The proceeds are reflected as gain on sale/disposal of assets within the financial statements. Property insurance recoveries received in excess of the net book value of assets disposed during the first quarter of 2004 totaled $2.5 million.

The operating results of the five properties sold during 2004 are reflected in the financial statements as discontinued operations.

Capital Structure:

At March 31, 2005, Boykin had $46.0 million of cash and cash equivalents including restricted cash, and total consolidated debt of $192.6 million. At quarter end, the Company had no outstanding borrowings on its $60.0 million secured credit facility. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $9.2 million at March 31, 2005.

The $91.1 million balance of the Company’s $108.0 million term loan is scheduled to mature in July 2005. The Company intends to refinance this obligation by utilizing a combination of cash on hand, increased borrowing availability under its secured credit facility, and proceeds from additional secured debt facilities.

Subsequent to the end of the first quarter, the Company sold the French Lick Springs Resort and Spa for $25.0 million. The net proceeds increased the Company’s cash balances.

Reconstruction of Melbourne, Florida Hotels:

Based upon current estimates of the availability of labor and materials, the Company expects the repair of the two Melbourne, Florida properties to be completed during early 2006. The current estimated aggregate costs for repair of the two properties exceed $30 million.

Condominium Hotels:

The Company is currently marketing units in the final phase of the redevelopment of the Pink Shell Beach Resort & Spa, a new 43 beach-front unit condo-hotel tower named Captiva Villas. Buildings previously located on the site were demolished in February 2005 and construction of the new building is expected to commence once a sufficient level of pre-sales have been achieved.

Additionally, the Company noted that it is continuing to explore the possibility of converting the Melbourne Quality Suites into a condo-hotel.

Outlook:

Based upon the current booking trends, the Company anticipates second-quarter 2005 RevPAR for the portfolio will be 10.0% to 12.0% above the same period last year, with full-year 2005 RevPAR 5.5% to 7.0% above 2004. Based upon these assumptions, the Company expects net income ranging between $0.31 and $0.34 for the second quarter and between $0.80 and $0.93 per share for the full year. FFO is expected to range between $0.25 and $0.27 per fully-diluted share for the second quarter and $0.71 and $0.85 per share for the full year. The net income projections for the quarter and the year do not include gains from property or asset dispositions which may occur during the year.

Robert W. Boykin, Chairman and Chief Executive Officer, commented, “I am pleased with our hotel operating results for the first quarter. RevPAR growth was driven primarily by increases in average daily room rates, which enabled us to improve margins significantly. Additionally, we harvested value created over the past several years by selling Hotel 71 in Chicago and, subsequent to quarter end, selling the French Lick Springs Resort and Spa. Assuming that business improvement continues, we will address later in the year the appropriate level and timing of reinstating a common share dividend.”

The Company will hold a conference call with financial analysts to discuss first-quarter 2005 results at 2:00 p.m. Eastern Time today, Monday, May 9, 2005. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 22 hotels containing a total of 6,227 rooms located in 14 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON
SHAREHOLDERS, AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	For the Three Months
OPERATING DATA:	Ended March 31,
	2005	2004
Revenues:
Hotel revenues
Rooms	$33,700	$33,892
Food and beverage	14,763	14,675
Other	6,786	2,553

Total hotel revenues	55,249	51,120
Lease revenue	354	343
Other operating revenue	83	71
Revenues from condominium development and unit sales	—	3,093

Total revenues	55,686	54,627

Expenses:
Hotel operating expenses
Rooms	7,976	8,168
Food and beverage	10,339	10,348
Other direct	1,883	1,770
Indirect	16,791	16,792
Management fees to related party	1,729	1,606
Management fees – other	9	19

Total hotel operating expenses	38,727	38,703
Property taxes, insurance and other	4,678	3,825
Cost of condominium development and unit sales	—	2,999
Real estate related depreciation and amortization	6,082	5,835
Corporate general and administrative	2,272	2,021

Total operating expenses	51,759	53,383

Operating income	3,927	1,244

Interest income	14	142
Other income	—	15
Interest expense	(3,183)	(3,580)
Amortization of deferred financing costs	(353)	(330)
Minority interest in earnings of joint ventures	(22)	(33)
Minority interest in (income) loss of operating partnership	(2,433)	415
Equity in income (loss) of unconsolidated joint ventures including gain on sale	11,066	(731)

Income (loss) before gain on sale/disposal of assets and discontinued operations	9,016	(2,858)
Gain on sale/disposal of assets	6,876	2,500

Income (loss) before discontinued operations	15,892	(358)
Discontinued operations:
Operating loss from discontinued operations, net of minority interest income of $761 for the three months ended March 31, 2004	—	(4,308)
Gain on sale of assets, net of minority interest expense of $237 for the three months ended March 31, 2004	—	1,344

Net income (loss)	$15,892	$(3,322)

Preferred dividends	(1,188)	(1,188)

Net income (loss) attributable to common shareholders	$14,704	$(4,510)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):

	Three Months Ended
	March 31,
	2005	2004
Net income (loss)	$15,892	$(3,322)
Minority interest	2,455	(906)
Gain on sale/disposal of assets	(6,876)	(4,081)
Gain on sale/disposal of assets included in discontinued operations	—	(15)
Real estate related depreciation and amortization	6,082	5,835
Real estate related depreciation and amortization included in discontinued operations	—	1,136
Equity in (income) loss of unconsolidated joint ventures including gain on sale	(11,066)	731
FFO adjustment related to joint ventures	(394)	(197)
Preferred dividends declared	(1,188)	(1,188)

Funds from operations after preferred dividends	$4,905	$(2,007)
Less: Funds from operations related to minority interest	658	(271)

Funds from operations attributable to common shareholders	$4,247	$(1,736)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income	$3,927	$1,244
Interest income	14	142
Other income	—	15
Real estate related depreciation and amortization	6,082	5,835
EBITDA attributable to discontinued operations	—	(3,663)
Company’s share of EBITDA of unconsolidated joint ventures	77	178
EBITDA attributable to joint venture minority interest	(32)	(44)

EBITDA	$10,068	$3,707

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	Three Months Ended
	March 31,
PER-SHARE DATA:	2005	2004
Net income (loss) attributable to common shareholders before discontinued operations per share:
Basic	$0.84	$(0.09)
Diluted	$0.83	$(0.09)
Discontinued operations per share:
Basic	—	$(0.17)
Diluted	—	$(0.17)
Net income (loss) attributable to common shareholders per share:
Basic	$0.84	$(0.26)
Diluted	$0.83	$(0.26)
FFO attributable to common shareholders per share:
Basic	$0.24	$(0.10)
Diluted	$0.24	$(0.10)

Weighted average common shares outstanding — Basic	17,534,081	17,396,744
Effect of dilutive securities:
Common stock options	67,433	73,101
Restricted share grants	48,557	103,751

Weighted average common shares outstanding — Diluted	17,650,071	17,573,596

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	Three Months Ended
	March 31,
	2005	2004
HOTEL STATISTICS:

All Hotels (20 hotels) (a)(b)
Hotel revenues	$54,120	$49,037
RevPAR	$67.25	$61.78
Occupancy	63.1%	61.3%
Average daily rate	$106.64	$100.73

Comparable Hotels (18 hotels) (b)(c)
Hotel revenues	$51,118	$46,207
RevPAR	$66.93	$61.45
Occupancy	62.7%	61.3%
Average daily rate	$106.83	$100.32

(a)	Includes all hotels owned or partially owned by Boykin as of May 9, 2005, excluding properties not operating due to damage caused by hurricanes.
(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.
(c)	Includes all consolidated hotels operated under the TRS structure for all periods presented and owned or partially owned by Boykin as of May 9, 2005, excluding properties not operating due to damage caused by hurricanes.

	March 31,	December 31,
SELECTED BALANCE SHEET INFORMATION:	2005	2004
Assets
Investment in hotel properties	$547,505	$545,142
Accumulated depreciation	(140,400)	(134,347)

Investment in hotel properties, net	407,105	410,795
Cash and cash equivalents including restricted cash	46,003	26,543
Accounts receivable, net	17,291	12,180
Investment in unconsolidated joint ventures	1,774	14,048
Other assets	15,990	13,814

Total Assets	$488,163	$477,380

Liabilities and Shareholders’ Equity
Outstanding debt	$192,569	$199,985
Accounts payable and accrued expenses	39,750	38,958
Deferred lease revenue	205	—
Minority interest in joint ventures	893	927
Minority interest in operating partnership	12,495	10,062
Shareholders’ equity	242,251	227,448

Total Liabilities and Shareholders’ Equity	$488,163	$477,380